Exhibit 99.1

S&P Schering-Plough Ratings Lowered; Off Watch Neg

Source: Standard & Poor's CreditWire / Corporate Finance

Date: December 17, 2003

NEW YORK (Standard & Poor's) Dec. 17, 2003-Standard & Poor's Ratings Services

said today that it lowered its corporate credit and long-term debt ratings on

Schering-Plough Corp. to 'A' from 'A+'. The ratings were also removed from

CreditWatch, where they were placed Nov. 10, 2003, a reflection of Standard &

Poor's increasing doubt that the company could restore its business profile to one consistent with an 'A+' rating.

The outlook is negative.

"The action reflects the steady erosion of Schering-Plough's earnings prospects, namely the significant loss of market share for its key franchise,

the hepatitis C treatment PEG-Intron," said Standard & Poor's credit analyst

Arthur Wong. "The downgrade also reflects continued expected declines in earnings and cash flows."

The still firmly investment-grade ratings on Kenilworth, N.J.-based

Schering-Plough reflect the company's strong position in the highly profitable pharmaceutical business, given its diverse drug portfolio, the promise of the recently launched cholesterol drug Zetia, and its very conservative financial profile. These factors are partially offset by the weakening of PEG-Intron, the company's leading franchise, as well as an expected continued decline in earnings and cash flows, and continued struggles to comply with FDA manufacturing requirements.

Despite the loss of sales of longtime mainstay allergy drug Claritin after its

U.S. patent expiration in late 2002, Schering-Plough continues to maintain a solid and diverse portfolio that features major products PEG-Intron, Clarinex,

Remicade, Integrilin, and Zetia.

Complete ratings information is available to subscribers of RatingsDirect,

Standard & Poor's Web-based credit analysis system, at www.ratingsdirect.com

All ratings affected by this rating action can be found on Standard & Poor's public Web site at www.standardandpoors.com; under Credit Ratings in the left navigation bar, select Credit Ratings Actions.

Contact: Arthur Wong, New York (1) 212-438-7870

CUSIP: 806605 80660A 80660B

Copyright (c) 2003, Standard & Poor's Ratings Services

Copyright (c) 2003 Standard & Poor's